Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 2, 2009, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Intevac, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intevac, Inc. and subsidiaries on Forms S-8 (File No. 333-152773, effective August 5, 2008, File No. 333-143418, effective May 31, 2007, File No. 333-134422 effective May 24, 2006, File No. 333-125523, effective June 6, 2005, File No. 333-109260, effective September 9, 2003, File No. 333-106960, effective July 11, 2003, File No. 333-50166, effective November 17, 2000, and File No. 333-65421, effective October 10, 1998)
/s/ GRANT THORNTON LLP
San Jose, California
March 2, 2009